UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): July 17, 2025

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Charles Ewing Boulevard, Ewing, New Jersey	08628
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 806-1200

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1 par value	CHD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement.

Revolving Credit Facility

On July 17, 2025, Church & Dwight Co., Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) among the Company, the initial lenders named therein, Bank of America, N.A., as lead administrative agent, Wells Fargo Bank, National Association, as co-administrative agent and syndication agent, and Truist Bank, as syndication agent. The Credit Agreement replaced the Company’s prior $1.5 billion unsecured revolving credit facility that was entered into on June 16, 2022. The aggregate commitments of the lenders under the Credit Agreement, as of the effective date, are $2.0 billion, with an option to increase such commitments to $2.75 billion pursuant to the terms therein. The revolving credit facility matures on July 17, 2030, unless extended. Capitalized terms used in this Item 1.01 and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Interest on the Company’s borrowings under the Credit Agreement will accrue at a per annum rate equal to the sum of (x) either (at the Company’s option) (i) the Benchmark Rate, which is, (A) for loans denominated in U.S. Dollars, Term SOFR, (B) for loans denominated in Canadian Dollars, Term CORRA , (C) for loans denominated in Euro, SONIA, (D) for loans denominated in Sterling, EURIBOR and (E) for loans denominated in Yen, TIBOR, in each case with an interest period selected by the Company, as applicable, or (ii) the Base Rate (generally equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) Bank of America’s “prime rate,” (c) Term SOFR plus 1.00% and (d) 0.00%), plus (y) the applicable margin. The applicable margin is determined based upon the corporate credit rating of the Company and ranges from 0.6250% to 1.125% per annum (in the case of any borrowing bearing interest by reference to Term SOFR, Term CORRA, SONIA, EURIBOR or TIBOR) and 0% to 0.125% (in the case of any borrowing bearing interest by reference to the Base Rate). In addition, the Company will bear certain customary fees, including a commitment fee determined based upon the corporate credit rating of the Company and ranges from 0.050% to 0.100% per annum, and fees for letters of credit issued under the Credit Agreement determined based upon the corporate credit rating of the Company and ranges from 0.750% to 1.375% per annum.

The Credit Agreement contains customary affirmative and negative covenants, including restrictions on the following: liens, subsidiary indebtedness, fundamental changes, asset dispositions, changes in the nature of the business and use of proceeds.

The Credit Agreement has one financial covenant that requires the Company to maintain an interest coverage ratio, defined as the ratio of its Consolidated EBITDA to Interest Expense, at a level no less than 3.75 to 1.00.

The Credit Agreement also contains customary events of default, including failure to make certain payments under the Credit Agreement when due, breach of covenants, materially incorrect representations and warranties, cross-default, insolvency events, material adverse judgments, certain events relating to pension plans, invalidity of loan documents and the occurrence of any change in control with respect to the Company.

Certain parties to the Credit Agreement, and affiliates of those parties, provide banking, investment banking and other financial services to the Company from time to time. The foregoing summary of the Credit Agreement is qualified in all respects by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report.

ITEM 1.02.	Termination of a Material Definitive Agreement.

On July 17, 2025, in connection with its entry into the Credit Agreement described in Item 1.01 of this report, the Company terminated its Credit Agreement dated as of June 16, 2022, among the Company, the initial lenders named therein, Bank of America, N.A., as lead administrative agent, and the other parties thereto (the “2022 Credit Agreement”). The 2022 Credit Agreement provided for a $1.5 billion unsecured revolving credit facility. In connection with the termination of the 2022 Credit Agreement, the Company fully repaid all amounts outstanding thereunder.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

The information contained in Item 1.01 of this current report on Form 8-K is by this reference incorporated in this Item 2.03.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

10.1	Credit Agreement dated July 17, 2025, among Church & Dwight Co., Inc., the initial lenders named therein, Bank of America, N.A., as lead administrative agent, Wells Fargo Bank, National Association, as co-administrative agent and syndication agent, and Truist Bank, as syndication agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: July 18, 2025	By:	/s/ Patrick de Maynadier
	Name:	Patrick de Maynadier
	Title:	Executive Vice President, General Counsel and Secretary